Exhibit 10(a)24
SIXTH AMENDMENT TO THE SOUTHERN COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
WHEREAS, the Board of Directors of Southern Company Services, Inc. heretofore established and adopted The Southern Company Supplemental Executive Retirement Plan, as amended and restated effective June 30, 2016 (the “Plan”);
WHEREAS, under Section 6.2 of the Plan, the Benefits Administration Committee (the “Committee”) may amend the Plan, provided the amendment either (a) does not involve a substantial increase in cost to any Affiliated Employer, or (b) is necessary, proper, or desirable in order to comply with applicable laws or regulations enacted or promulgated by any federal or state governmental authority; and
WHEREAS, the Committee, in its settlor capacity, desires to amend the Plan to reflect the new method of allocating SERP Benefit liability for Participants who have been employed by more than one Affiliated Employer.
NOW, THEREFORE, pursuant to the Resolution adopted on November 8, 2019, the Committee hereby amends the Plan as follows, effective as specified herein:
1.
Effective January 1, 2019, the Plan is hereby amended by deleting Section 5.4 in its entirety and replacing it with the following:
5.4    Allocation of SERP Benefit Liability. If a Participant entitled to a SERP Benefit has been employed by more than one Affiliated Employer, then the Affiliated Employer that employed the Participant as of the date of his Separation from Service, as determined by the Administrative Committee, will be responsible for payment of the entire SERP Benefit liability to such Participant. However, settlement of obligations of the SERP Benefit liability for Participants who transfer employment shall occur among the Affiliated Employers using the methods described in this Section 5.4.
(a)    Transfers On or After January 1, 2019. With respect to a Participant with a SERP Benefit who transfers employment from one Affiliated Employer to another Affiliated Employer on or after January 1, 2019, the prior Affiliated Employer shall be responsible for paying the Participant’s SERP Benefit earned through the date of the Participant’s transfer.

(1)
Calculation. The amount of money to be transferred to the new Affiliated Employer by the prior Affiliated Employer as payment for the transferred liability shall be the Participant’s accumulated benefit obligation under Accounting Standards Codification Section 715 as of December 31 of the year during which he transfers employment, using data, assumptions, methods, and Plan provisions as of the applicable ASC 715 measurement date.

(2)	Transfer of SERP Benefit Liability. The SERP Benefit liability for such Participant will be transferred from the prior Affiliated

Employer to the Participant’s new Affiliated Employer in the Plan Year following the year in which the Participant’s employment transfer occurs, or as soon as administratively feasible thereafter, using the method described in this paragraph (a).

(3)
Payment. Payment of the amount described in paragraph (a)(2) will be made by the Affiliated Employer at which the Participant was employed immediately prior to his date of transfer to the Affiliated Employer to which the Participant’s employment is transferred as soon as administratively feasible following completion of the calculation described in paragraph (a)(2). A transferring Affiliated Employer’s share of a Participant’s SERP Benefit liability will be adjusted with interest from the date liability for the Participant’s SERP Benefit is transferred to his new Affiliated Employer to the date his SERP Benefit liability is settled with such new Affiliated Employer. For purposes of this paragraph (a)(3), the interest rate shall be the 30-year Treasury yield as published by the Department of Treasury for purposes of compliance with Code Section 417(e) determined for September of the calendar year preceding the year in which the transfer of SERP Benefit liability occurs.

(b)    Transfers Prior to January 1, 2019. With respect to a Participant with a SERP Benefit who transferred employment from one or more Affiliated Employers to another prior to January 1, 2019 and who has not commenced payment of his SERP Benefit, either his current Affiliated Employer or his Affiliated Employer as of the date of his Separation from Service, as applicable, shall be responsible for paying his SERP Benefit.

(1)
Calculation. Each Affiliated Employer’s share of the SERP Benefit liability for a Participant who transferred employment or Separated from Service prior to January 1, 2019, shall be calculated by multiplying (A) the accumulated benefit obligation of the Participant under Accounting Standards Codification Section 715 as of December 31, 2018, by (B) a fraction where the numerator of such fraction is the Participant’s base rate of pay, as defined by the Administrative Committee, received by the Participant at the respective Affiliated Employer as of his date of his Separation from Service or transfer of employment, as applicable, multiplied by the Accredited Service earned by the Participant at the respective Affiliated Employer and where the denominator of such fraction is the sum of all numerators calculated for each respective Affiliated Employer by which the Participant has been employed.

(2)	Settlement of SERP Benefit Liability. The SERP Benefit liability for such transferred Participant will be settled by any affected Affiliated Employers in December 2019, or as soon as administratively feasible thereafter, using the method described in this paragraph (b).

(3)
Payment. Such SERP Benefit liability will be paid by the Participant’s prior Affiliated Employer(s) to either his current Affiliated Employer or his Affiliated Employer as of the date of his Separation from Service, as applicable. An Affiliated Employer’s share of a Participant’s SERP Benefit liability will be adjusted with interest from December 31, 2018 to the date such liability is settled with the Participant’s current Affiliated Employer or the Affiliated Employer as of the date of his Separation from Service, as applicable. For purposes of this paragraph (b)(3), the interest rate shall be the 30-year Treasury yield as published by the Department of Treasury for purposes of compliance with Code Section 417(e) determined for September of the calendar year preceding the year in which the transfer of SERP Benefit liability occurs.

2.
Except as amended herein by this Sixth Amendment, the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, the Committee, through its duly authorized representative, has adopted this Sixth Amendment to The Southern Company Supplemental Executive Retirement Plan, as amended and restated as of June 30, 2016, this 4th day of December, 2019.

BENEFITS ADMINISTRATION COMMITTEE
By:	/s/James M. Garvie

Name:	James M. Garvie

Its:	Chairperson

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